UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2008

Getting Ready Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-51314	30-0131755
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Fairway Drive, Suite 134 Vernon Hills, Illinois	60061
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 362-8200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On October 29, 2008, Winston Laboratories, Inc. (“Winston”), a wholly-owned subsidiary of Getting Ready Corporation (the “Registrant”) filed a new drug submission (NDS) in Canada, for CIVANEX® Cream (civamide 0.075%) for the treatment of signs and symptoms of osteoarthritis, the first product Winston has developed under its transient receptor potential vanilloid (TRPV) channel family technology.

On October 30, 2008, Winston entered into a License Agreement (the “License Agreement”) with sanofi-aventis Canada Inc. (“sanofi-aventis Canada”) pursuant to which Winston granted sanofi-aventis an exclusive license to the Canadian rights to Winston’s proprietary transient receptor potential vanilloid (TRPV-1) modulator in formulations for topical application.

Under the terms of the License Agreement, sanofi-aventis Canada owns the rights to manufacture, develop and commercialize civamide cream in Canada along with a second generation cream that is currently in development. In return for granting sanofi-aventis Canada the Canadian rights to civamide cream, Winston will receive an upfront payment of $1.9 million (US), an additional $2 million (CAD) upon regulatory approval of civamide cream in Canada, certain milestone payments, and future royalties on net sales of civamide or the related second generation cream in Canada.

A copy of Winston’s press release announcing the filing of the NDS and its entry into the License Agreement is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release of Winston Laboratories, Inc., a wholly-owned subsidiary of Getting Ready Corporation, dated November 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 5, 2008	Getting Ready Corporation
	By:	/s/ Joel E. Bernstein

Joel E. Bernstein, M.D.
Chief Executive Officer

EXHIBIT INDEX

99.1 Press Release of Winston Laboratories, Inc., a wholly-owned subsidiary of Getting Ready Corporation, dated November 5, 2008.